Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 8, 2025
Registration Statement Nos. 333-283340 and 333-283340-03

*PRICING DETAILS* $1.25BN+ (Offered) BMW Prime Auto Lease (BMWLT 2025-2)

Joint Bookrunners: BNP Paribas (struc), Barclays, TD Securities
Co Managers: Lloyds, US Bancorp

--- ANTICIPATED CAPITAL STRUCTURE ---
CLS	AMT($MM)	WAL^	S&P/F	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A-1	180.000	0.23	A-1+/F1+	01-05	03/26	10/26	I-CURVE	+ 12	4.079	4.079	100.00000
A-2A	335.000	0.94	AAA/AAA	05-16	02/27	11/27	I-CURVE	+ 31	3.977	3.94	99.99566
A-2B	143.500	0.94	AAA/AAA	05-16	02/27	11/27	SOFR30A	+ 31			100.00000
A-3	478.500	1.81	AAA/AAA	16-26	12/27	09/28	I-CURVE	+ 41	4.003	3.97	99.99972
A-4	113.000	2.33	AAA/AAA	26-29	03/28	05/29	I-CURVE	+ 48	4.065	4.03	99.99754
^ Pricing Speed: 100% PPC to Maturity

--- Transaction Details ---
* Offered Size: $1,250,000,000
* Bloomberg Ticker: BMWLT 2025-2
* Expected Ratings: S&P / Fitch
* Format: SEC Registered
* Pricing Speed: 100% PPC to Maturity
* Min. Denoms: $1K x $1K
* RR Compliant: US - Yes | EU - No | UK - No
* Expected Pricing: PRICED
* Expected Settlement: 10/15/25
* First Pay Date: 11/25/25
* ERISA: Yes
* Bill & Deliver: BNP Paribas

--- Available Materials ---
* Preliminary Prospectus, Ratings FWP, CDI (attached)
* Intexnet Dealname: bpbmwlt252_upsize ; Password: A7J3

--BMWLT 2025-2 CUSIPs/ISINs--
Class A-1:
SEC: 05594H AA1 / US05594HAA14

Class A-2-A:
SEC: 05594H AB9 / US05594HAB96

Class A-2-B:
SEC: 05594H AC7 / US05594HAC79

Class A-3:
SEC: 05594H AD5 / US05594HAD52

Class A-4:
SEC: 05594H AE3 / US05594HAE36

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674